Exhibit (a)(1)(D)

FORM OF ELIGIBLE OPTION AND ELIGIBLE SAR INFORMATION SHEET

Name:

Steps to properly complete this Eligible Option and Eligible SAR Information Sheet

Step 1:	Check the box for the Eligible Option or Eligible SAR grant you want to exchange.

Step 2:	Sign the appropriate election where indicated.

Step 3:	Return along with your Election Form to Ian Gray no later than 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014 (or such later date as may apply if the Repricing Offer is extended) pursuant to the means set forth in the Repricing Offer.

All capitalized terms not otherwise defined herein shall have the meanings provided in that certain Offer to Reprice Eligible Options and Stock Appreciation Rights dated November 18, 2014 (the “Offering Memorandum”) filed with the U.S. Securities and Exchange Commission and separately provided to you via email.

If you elect to participate in the Repricing Offer, this sheet must be properly completed, signed and submitted with your Election Form no later than 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014 (the “Expiration Time”). You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and this sheet on time. In particular, after 5:00 p.m., U.S. Pacific Time on Tuesday, December 16, 2014, you may not deliver your Election Form or this sheet via hand delivery or interoffice mail because Ian Gray may not be available to accept your Election Form or this sheet. After 5:00 p.m. on Tuesday, December 16, 2014 and before 9:00 p.m. U.S. Pacific Time on Wednesday, December 17, 2014 you must submit your Election Form and this sheet only by facsimile or by email (by PDF or similar imaged document file). If this sheet is not properly completed, signed and submitted with your Election Form, your Election Form will be rejected.

Option Grant Date	Option Exercise Price (in US Dollars)	Shares Eligible for Repricing (as of November 18, 2014)	CHECK THE BOX BELOW IF YOU WANT TO TENDER THE GRANT FOR AMENDMENT
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Stock Appreciation Right Grant Date	Stock Appreciation Right Exercise Price (in US Dollars)	Shares Eligible for Repricing (as of November 18, 2014)	CHECK THE BOX BELOW IF YOU WANT TO TENDER THE GRANT FOR AMENDMENT
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1.

TO INDICATE YOUR ELECTION, SIGN ON THE APPROPRIATE SIGNATURE LINE BELOW.	Signature

I elect to tender ALL of my Eligible Options or Eligible SARs for amendment

I elect to tender ONLY the Eligible Options or Eligible SARs checked in the boxes above

Each option and stock appreciation right grant you elect to tender for amendment must be tendered in whole. If you would like to review all of the options and stock appreciation rights granted to you by NeoPhotonics Corporation, please contact Ian Gray, our Vice President of Human Resources, at 2911 Zanker Road, San Jose, California 95134 or by calling him at (408) 232-9200 or sending an email to tender@neophotonics.com.

Each Eligible Option and Eligible SAR you elect to tender for amendment will be amended to (a) reduce the exercise price of your Eligible Options and Eligible SARs and (b) impose a new vesting schedule on both vested and unvested shares underlying the award (as amended, each an “Amended Option” or “Amended SAR,” as applicable). An Amended Option or Amended SAR, as applicable, will otherwise have the same terms and conditions as the Eligible Option or Eligible SAR prior to amendment, including the same term and expiration date, except that:

•	The exercise price per share for your Amended Option or Amended SAR, as applicable, will be equal to the closing price of our common stock as reported on the New York Stock Exchange on the first business day after the date on which the Expiration Time occurs. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

NOTE: If the closing price of our common stock on the NYSE is higher than the exercise price of your Eligible Award, then we will not amend your tendered Eligible Award and it will remain subject to the original terms, including the existing exercise price and vesting schedule.

•	All shares of common stock under an Amended Option or Amended SAR, regardless of the number of shares previously vested under the corresponding Eligible Option or Eligible SAR that is tendered for amendment, will be subject to a new vesting schedule as follows: 50% of the shares subject to such Amended Option or Amended SAR shall vest and become exercisable on January 1, 2016, and the remaining 50% shall vest and become exercisable in twelve (12) equal monthly installments on each monthly anniversary thereafter, in each case subject to the Eligible Holder’s continued service with us or our subsidiaries on each applicable vesting date.

NOTE: If the expiration date of your Eligible Option or Eligible SAR is after January 30, 2016 but on or before January 1, 2017, then 50% of the shares subject to your Amended Option or Amended SAR, as applicable, will vest and become exercisable on the Cliff Vest Date, and the remaining shares will be subject to ratable monthly vesting over the remaining term ending 60 days prior to the expiration date of the Amended Option or Amended SAR, as applicable. For example, if an Eligible Option expires on if an Eligible Option expires on July 7, 2016, then 50% of the shares subject to your Amended Option or Amended SAR, as applicable, will vest and become exercisable on the Cliff Vest Date, and the remaining shares will be subject to ratable monthly vesting over the remaining term ending 60 days prior to the July 7, 2016 expiration date and you will have until July 7, 2016 to exercise the award.

If the expiration date of your Eligible Option or Eligible SAR is prior to January 30, 2016, then 100% of the shares under your Amended Option or Amended SAR will vest and become exercisable on the 60th day prior to the expiration date under your Amended Option or Amended SAR, and you will have sixty days to exercise such Amended Award prior to expiration. For example, if your Eligible Award expires on July 7, 2015, then your Amended Option or Amended SAR will fully vest on May 8, 2015 and you will have until July 7, 2015 to exercise the award.

2.

If you tender for amendment an Eligible Option or an Eligible SAR and your service with NeoPhotonics Corporation and its subsidiaries terminates for any reason before the Amended Option or Amended SAR is vested in full, then you will forfeit that portion of any Amended Option or Amended SAR received that remains unvested at the time your service with NeoPhotonics Corporation and its subsidiaries terminates.

3.